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Exhibit 21.1

MICHAELS STORES, INC.
Subsidiaries of Michaels Stores, Inc.

Aaron Brothers, Inc., a Delaware corporation.

Michaels of Canada, ULC, a Nova Scotia unlimited liability company.

Michaels GP, Inc., a Delaware corporation.

Michaels LP, Inc., a Delaware corporation.

Michaels Management Services, LP, a Texas limited partnership.

Michaels Stores Card Services, LLC, a Virginia limited liability company.

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MICHAELS STORES, INC. Subsidiaries of Michaels Stores, Inc.